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Exhibit 5

FAEGRE & BENSON LLP

1900 Fifteenth Street
Boulder, Colorado 80302
Telephone 303-546-1300
Facsimile 303-449-5426
www.faegre.com

September 22, 2003

Encision, Inc.
4828 Sterling Drive
Boulder, CO 80301

  RE:
  Selling Shareholders' Registration on Form SB-2

Ladies and Gentlemen:

        You have requested our opinion as counsel for Encision, Inc., a Colorado corporation, in connection with your registration statement on Form SB-2 under the Securities Act of 1933, as amended, and the rules and regulations promulgated under the Securities Act, for an offering by certain selling shareholders of 333,334 shares of Encision common stock, no par value.

        We have examined Encision's Form SB-2 filed with the Securities and Exchange Commission on or about September 22, 2003. We have also examined the amended and restated articles of incorporation of Encision as on file with the Secretary of State of the State of Colorado, the bylaws and certain corporate minutes of Encision, various exhibits filed in connection with the registration statement, and other documents as we have deemed necessary to provide a basis for the opinion expressed in this opinion. We have also consulted with officers and directors of Encision to clarify, confirm, or supplement the foregoing documentation.

        Based on the foregoing, it is our opinion that the shares of Encision common stock offered for sale by the selling shareholders that have already been issued are, in fact, legally and validly issued and are fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the registration statement and consent to the use of our name under the caption "Legal Matters" in the prospectus.

Very truly yours,
Faegre & Benson LLP
By:	/s/ G. JAMES WILLIAMS G. James Williams

COLORADO    MINNEAPOLIS    DES MOINES    LONDON    FRANKFURT    SHANGHAI

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  Exhibit 5